Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 30th day of June, 2003 (the “Effective Date”), by and between Educate Operating Company, LLC, a Delaware limited liability company (the “Company”), CHRIS HOEHN-SARIC (the “Executive”) and, solely with respect to Sections 1.1, 1.2, 3.4(e) and 3.5, Educate, Inc., a Delaware corporation (“Holdings”).

WHEREAS, the Company, Holdings, Sylvan Learning Systems, Inc., a Maryland corporation (“Sylvan”), and Sylvan Ventures, L.L.C., a Delaware limited liability company (“Ventures”), entered into an Asset Purchase Agreement, dated as of March 10, 2003 (the “APA”), whereby the Company will purchase the Targeted Businesses (as defined in the APA) of Sylvan and Ventures (the “Transaction”);

WHEREAS, the Executive, currently the Chairman and Chief Executive Officer of Sylvan Ventures, Inc., a Delaware corporation (“Sylvan Ventures”), desires to provide the Company and certain of its subsidiaries with his services, and the Company desires to employ Executive on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Employment of Executive; Duties and Status.

1.1    Title. During the “Employment Period” (as defined in Section 2 hereof), the Executive shall serve as a member of the Board of Directors of the Company (the “Board”) and as a member of the Board of Directors of Holdings (the “Holdings Board”). Initially, the Executive shall serve as Chairman of the Board and as Chairman of the Holdings Board. In addition the Executive shall serve as the Chief Executive Officer of the Company and as the Chief Executive Officer of Holdings. The Executive shall have the normal duties, responsibilities and authority commensurate with such positions. During the Employment Period, in his capacity as Chief Executive Officer of the Company, the Executive shall report directly to the Board. During the Employment Period, in his capacity as Chief Executive Officer of Holdings, the Executive shall report directly to the Holdings Board.

1.2    Duties.

(a)    During the Employment Period, the Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of his positions and shall render such services on the terms set forth herein. In addition, the Executive shall have such other executive and managerial powers and duties as may reasonably be assigned to him by the Board or the Holdings Board, commensurate with his serving as Chief Executive Officer. Except for sick leave, reasonable vacations, and excused leaves of absence or as provided in Section 1.2(b), the Executive shall, throughout the Employment Period, devote substantially all his working time, attention, knowledge and skills faithfully and to the best of his ability, to the duties and responsibilities of his positions in furtherance of the business affairs and activities of Holdings, the Company, and its subsidiaries and affiliates. The Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as the Board or the Holdings Board, as applicable, may from time to time reasonably establish for senior executive officers of Holdings or the Company.

(b)    The Company acknowledges that the Executive shall continue to serve on the board of directors of Sylvan and has certain preexisting commitment(s) to serve on the boards of directors and/or as an officer of the entities specified on Schedule 1.2(b) hereof (the “Pre-authorized Entities”), and the Executive shall be permitted to devote a reasonable amount of time, subject to Sections 4.1 and 4.2 hereof, to serve as an officer and/or director (as the case may be) of the Pre-authorized Entities, to serve as an officer and/or director or otherwise provide services to non-profit and community activities, and to serve on such other boards of directors or in such other offices as may be approved in writing from time to time by the Board; provided, however, that such approval shall not be unreasonably withheld. In addition, the Executive shall be permitted, subject to Sections 4.1 and 4.2 hereof, to devote a reasonable amount of time to (i) the management of his personal investments, finances, and business and legal affairs and (ii) delivering lectures, fulfilling speaking engagements and teaching at educational institutions. The Executive agrees that (i) in all events, the Executive’s activities otherwise permitted under this Section 1.2(b) shall not interfere with the performance by the Executive of his duties to the Company or Holdings under this Agreement, and (ii) if requested by the Board, the Executive shall provide the Board with a description of the activities of the Executive permitted under this Section 1.2(b).

2.    Term of Employment.

2.1    Employment Period. Subject to the consummation of the Transaction, the Executive’s employment hereunder shall continue until the later to occur of (i) the third anniversary of the Effective Date, or (ii) the applicable anniversary date of any extension of this Agreement as provided in Section 2.2 hereof, unless terminated earlier in accordance with the provisions of this Agreement (the “Employment Period”).

2.2    Extension. On the third anniversary of the Effective Date and on each subsequent anniversary date of the Effective Date thereafter, the Employment Period shall be extended for an additional one-year period unless the Company or the Executive notifies the other in writing at least 90 days prior to such anniversary date of its or his election, in its or his sole discretion, not to extend the Employment Period.

3.    Compensation and General Benefits.

3.1    Base Salary.

(a)    During the Employment Period, the Company agrees to pay to the Executive an annual base salary of Four Hundred Thousand Dollars ($400,000) (such base salary, as adjusted from time to time pursuant to Section 3.1(b), is referred to herein as the “Base Salary”). The Executive’s Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with the practice of the Company in effect from time to time for the payment of salaries to officers of the Company, but in no event less frequently than monthly.

(b)    The Executive’s Base Salary shall be reviewed annually for increases by the Board or by the Compensation Committee established by the Board.

3.2    Bonus. Commencing in calendar year 2003 and through the Employment Period, Executive shall be eligible to receive from the Company an annual performance bonus (the “Annual Bonus”). Executive’s target Annual Bonus shall be 100% of Executive’s Base Salary; provided, that the amount, if any, of the actual Annual Bonus paid to Executive shall be based upon the Company’s attainment of the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) goals set forth set forth on Schedule 3.2 hereof. Any Annual Bonus earned shall be payable in full within forty-five days following the determination of the amount thereof and in accordance with the Company’s normal payroll practices and procedures. Except as otherwise provided herein, any Annual Bonus payable under this Section 3.2 shall be deemed not to accrue until the last day of the period with respect to which such Annual Bonus would otherwise be scheduled to be paid. The amount of the 2003 Annual Bonus payable to Executive shall be prorated for the portion of 2003 in which Executive is employed by the Company.

3.3    Expenses. During the Employment Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Section 3.3 or elsewhere herein, the Executive shall be entitled to cause payment by, or to receive prompt reimbursement from, the Company for all reasonable and necessary expenses incurred by him in performing his duties hereunder on behalf of the Company, subject to, and consistent with, the Company’s policies for expense payment and reimbursement, in effect from time to time. Expenses for reimbursement include, but are not limited to, (i) reasonable expenses related to the activities of, and arising from, the Company’s or the Executive’s participation in, or as a member or officer of, trade associations or other similar organizations reasonably associated with the Company’s business; (ii) reasonable expenses incurred in connection with business related entertaining and other ordinary, non capital expenses incurred by the Executive in carrying on the Company’s business at his home such as non capital equipment, supplies, computer connections, etc.; (iii) reasonable business travel expenses, including first class airfare and lodging, incurred by the Executive for business travel for the Company; and (iv) reasonable automobile and car phone payments, reimbursements, or allowances incurred by the Executive for the Company.

3.4    Fringe Benefits.

(a)    Company Plans. During the Employment Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Section 3 or elsewhere herein, the Executive shall be entitled to participate in, and to receive benefits under, any long-term incentive plan, deferred compensation plan, qualified retirement plan, profit-sharing plan, savings plan, equity option plan, group life, disability, sickness, accident and health insurance programs, or any other benefit plan or arrangement made available by the Company to its executives and key management employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan or arrangement. The award of any additional incentive under this Section 3.4(a) shall be separate and distinct from the right of the Executive to receive the bonus payment from the Company described in Section 3.2.

(b)    Insurance.

(i)     Provided that the Executive is insurable at standard rates during the Employment Period, the Company shall provide, at its cost, life insurance for the Executive in the face amount of Two Million Five Hundred Thousand Dollars ($2,500,000), with proceeds payable at the direction of the Executive, unless Executive waives such coverage.

(ii)    During the Employment Period, the Company shall provide directors’ and officers’ liability insurance covering the Executive, and errors and omissions insurance covering the activities of the Executive, in the exercise of his duties in the interest of the Company on terms and in coverages provided by the Company to its executives generally.

(iii)    Provided that the Executive is reasonably insurable during the Employment Period, the Company shall provide to the Executive disability insurance at levels provided by the Company to its executives generally.

(c)    Vacation. The Executive shall be entitled to four (4) weeks’ paid vacation during each full year (pro-rated for each partial year) of the Employment Period. In addition, the Executive shall be entitled to all paid holidays given by the Company to its senior executive officers. The extent to which the Executive may accumulate vacation days not taken in any year or receive payment for unused vacation days at the end of the Employment Period shall be determined in accordance with the Company’s policies for its senior executive officers.

(d)    Legal and Professional Fees. The Company will pay or reimburse the Executive for the reasonable legal and accounting fees and expenses he incurs in the preparation and negotiation of this Agreement and the Executive’s option grant as set forth in Section 3.5, not to exceed $ 45,000 in the aggregate, upon presentment by the Executive of a written statement of such fees and expenses. In addition, the Company will pay or reimburse the Executive up to $5,000 each year during the Employment Period for the reasonable accounting fees and expenses the Executive incurs for advice and preparation of his federal, state and local income tax returns, upon presentment by the Executive of a written statement of such fees and expenses.

(e)    Indemnification. Holdings shall indemnify the Executive pursuant to that certain Indemnification Agreement, dated as of the Effective Date, by and between Holdings and the Executive attached hereto as Exhibit A.

3.5     Stock Options. Subject of approval by the Holdings Board, Executive shall be granted an option (the “Option”) to purchase a total of 1,725,000 shares of common stock of Holdings pursuant to the Educate, Inc. 2003 Omnibus Stock Incentive Plan (the “Plan”), with a per share exercise price equal to $2.97. The Option shall vest as to 1/36 of the shares subject to the Option at the end of each full month following the date of grant. In the event of a

“Change of Control” of the Company, the Option shall vest in full and become and remain immediately exercisable at such time as will permit him to exercise the Option in connection with the Change of Control and, if not therein exercised, shall remain outstanding and exercisable for the longer of two (2) years (six (6) months in the event the Change of Control occurs at any time following any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, (“IPO”)) or the duration provided in the Plan, but in no event shall such Option be exercisable following the expiration date. Except as otherwise provided, the Option shall be subject to the terms and conditions of the Plan and the form of option agreement approved by the Board. The Executive may immediately or in the future transfer or direct the Company to provide directly, the Executive’s vested and unvested Option to Sterling Partners I, L.P. (the “Options Transferee”). In the event the Executive elects to transfer or direct the Company to provide directly, the Executive’s vested and unvested Option to the Options Transferee, the Executive agrees that the Company shall be under no obligation to any additional registration obligations with respect to the shares issuable upon exercise of the Option by the Options Transferee. The parties agree that the compensation described in this Section 3.5 may actually be provided through options or restricted stock as the parties may mutually agree and that all references throughout this Agreement to “options” will be deemed to refer to the eventual compensation arrangement under this section, and that any references to share numbers or exercise prices with respect to options shall not apply to the restricted stock unless specifically agreed to by both parties.

3.6    Reserved.

3.7    Parachute Treatment.

(a)    Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, vesting, distribution, or transfer by the Company or any successor, or any Affiliate of the foregoing or by any other person or that any other event occurring with respect to the Executive and the Company for the Executive’s benefit, whether paid or payable or distributed or distributable under the terms of this Agreement or otherwise (including under any employee benefit plan) (a “Payment”) would be subject to or result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (and any regulations issued thereunder, any successor provision, and any similar provision of state or local income tax law) (collectively, the “Excise Tax”), then the amount of the Payment shall be reduced to the highest amount that may be paid by the Company or other entity without subjecting such Payment to the Excise Tax (the “Payment Reduction”). The Executive shall have the right, in his sole discretion, to designate those payments or benefits that shall be reduced or eliminated under the Payment Reduction to avoid the imposition of the Excise Tax. Notwithstanding the foregoing, the Payment Reduction shall not apply if the Executive would, on a net after-tax basis, receive less compensation than if the Payment were not so reduced.

(b)    Subject to the provisions of Section 3.7(c), all determinations required to be made under this Section 3.7, including whether and when a Payment is subject to Section 4999 and the assumptions to be utilized in arriving at such determination and in determining an appropriate Payment Reduction, shall be made by Ernst and Young, or any other nationally recognized accounting firm that shall be the Company’s outside auditors at the time of such determination (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations to the Executive and the Company within fifteen (15) business days of the receipt of notice from the Company or the Executive that there will be a Payment that the person giving notice believes may be subject to the Excise Tax. All fees and expenses of the Accounting Firm shall be borne by the Company. If the Accounting Firm shall determine that no Excise Tax is payable by the Executive, it shall furnish to the Executive written advice that failure to report the Excise Tax on his applicable federal income tax return would not be reasonably likely to result in the imposition of a penalty for fraud, negligence, or disregard of rules or regulations. Any determination by the Accounting Firm shall be binding upon the Company and the Executive in determining whether a Payment Reduction is required and the amount thereof (subject to Sections 3.7(c) and (d)), in the absence of material mathematical or legal error.

(c)    As a result of uncertainty in the application of Section 4999 that may exist at the time of the initial determination by the Accounting Firm, it may be possible that in making the calculations required to be made hereunder, the Accounting Firm shall determine that a Payment Reduction need not be made that properly should be made (an “Overpayment”) or that a Payment Reduction not properly needed to be made should be made (an “Underpayment”). If, within seventy-five (75) days after the Accounting Firm’s initial determination under the preceding clause (b), the Accounting Firm shall determine that an Overpayment was made, any such Overpayment shall be treated for all purposes, to the extent practicable, as a loan to the Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code; provided, however, that the amount to be repaid by the Executive to the Company shall be reduced to the extent that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in tax by reason of such repayment of the Overpayment. If the Accounting Firm shall determine that an Underpayment was made, any such Underpayment shall be due and payable by the Company to the Executive within thirty-five (35) days after the Company receives notice of the Accounting Firm’s determination.

(d)    The Executive shall give written notice to the Company of any claim by the IRS that, if successful, would require the payment by the Executive of an Excise Tax, such notice to be provided within fifteen (15) days after the Executive shall have received written notice of such claim. The Executive shall cooperate with the Company in determining whether to contest or pay such claim and shall not pay such claim without the written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

(e)    This Section 3.7 shall remain in full force and effect following the termination of the Executive’s employment for any reason until the expiration of the statute of limitations on the assessment of taxes applicable to the Executive for all periods in which the Executive may incur a liability for taxes (including Excise Taxes), interest or penalties arising out of the operation of this Agreement.

4.    Confidentiality and Non-Competition.

4.1    Confidentiality; Intellectual Property.

(a)    The Executive recognizes that the Company’s business interests require a confidential relationship between the Company and the Executive and the fullest practical protection and confidential treatment of all “Trade Secrets or Confidential or Proprietary Information” (as defined in Section 4.3 hereof). Accordingly, the Executive agrees that, except as required by law or court order, the Executive will keep confidential and will not disclose to anyone (other than the Company or any Persons designated by the Company), or publish, utter, exploit, make use of (or aid others in publishing, uttering, exploiting or using), or otherwise “Misappropriate” (as defined in Section 4.3 hereof) any Trade Secrets or Confidential or Proprietary Information at any time. The Executive’s obligations hereunder shall continue during the Employment Period and thereafter for so long as such Trade Secrets or Confidential or Proprietary Information remain Trade Secrets or Confidential or Proprietary Information.

(b)    The Executive acknowledges and agrees that:

(i)     all Trade Secrets or Confidential or Proprietary Information shall be “Trade Secrets” (as defined under the Maryland Uniform Trade Secrets Act) of the Company;

(ii)    the Executive occupies a unique position within the Company, and he is and will be intimately involved in the development and/or implementation of Trade Secrets or Confidential or Proprietary Information;

(iii)    in the event the Executive breaches Section 4.1 hereof with respect to any Trade Secrets or Confidential or Proprietary Information, such breach shall be deemed to be a Misappropriation of such Trade Secrets or Confidential or Proprietary Information; and

(iv)    any Misappropriation of Trade Secrets or Confidential or Proprietary Information will result in immediate and irreparable harm to the Company.

(c)    The Executive acknowledges and agrees that all ideas, inventions and business plans developed by him during the Employment Period, including, without limitation, any process, operations, product or improvement which may be patentable or copyrightable, are and will be the property of the Company, and that he will do, at the Company’s request and cost, whatever is reasonably necessary to secure the rights thereto by patent, copyright or otherwise to the Company.

(d)    Upon termination or expiration of the Employment Period and at any other time upon request, the Executive further agrees to surrender to the Company all documents, writings, notes, business, marketing or strategic plans, financial information, customer, distributor and supplier lists, manuals, illustrations, models, and other such materials (collectively, “Company Documents”) produced by the Executive or coming into his possession by or through employment with the Company during the Employment Period, within the scope of such employment, and agrees that all Company Documents are at all times the Company’s property, provided that the Executive may maintain a copy of any Company Documents that are not Trade Secrets or Confidential or Proprietary Information.

(e)    During the Employment Period, the Executive represents and agrees that he will not use or disclose any confidential or proprietary information or trade secrets of others, including but not limited to former employers, and that he will not bring onto the premises of the Company such confidential or proprietary information or trade secrets of such others, unless consented to in writing by said others, and then only with the prior written authorization of the Company; provided, however, that this prohibition does not apply to information or secrets pertaining to matters covered by Section 1.2(b).

4.2    Noncompetition and Nonsolicitation.

(a)    Subject to Section 4.2(b) hereof, during the Employment Period and until the end of the Restricted Period, the Executive agrees that the Executive will not, directly or indirectly, on the Executive’s own behalf or as a partner, owner, officer, director, stockholder, member, employee, agent or consultant of any other Person (including, without limitation any “Sterling Affiliate,” as defined herein), within the United States of America or in any other country or territory in which the businesses of the Company are conducted:

(i)     own, manage, operate, control, be employed by, provide services as a consultant, to or participate in the ownership, management, operation, or control of, any enterprise that engages in, owns or operates businesses that provide facility-based or online tutoring services or tutoring services provided under contract with a Governmental Entity (as defined in the APA) in the United States, in each case, for grades K-12 and younger students (other than any business conducted pursuant to the Master License Agreement (as defined in the APA)) and any enterprise that owns or operates government funded “charter schools” as such term is defined under applicable law in effect on March 10, 2003.

(ii)    solicit, hire, or otherwise attempt to establish for any Person, any employment, agency, consulting or other business relationship with any Person who is or was an employee of the Company or any of its Affiliates, provided that (w) the prohibition in this Section 4.2(a)(ii) shall not bar the Executive from soliciting or hiring any former employee who at the time of such solicitation or hire had not been employed by the Company or any of its Affiliates for a period of at least one year, (x) following the Executive’s termination of employment, the Executive may hire but not solicit any Person covered in this clause (ii) if such hiring occurs after a Change of Control of the Company with respect to Persons employed at that entity, (y) the prohibition in this Section 4.2(a)(ii) does not bar the Executive from soliciting or hiring the Executive’s personal assistant following the Executive’s termination of employment, and (z) the prohibition does not apply to individuals below the level of vice president at the Company unless the Executive knowingly solicits the individual to leave the Company’s employ.

(iii)    The parties hereto acknowledge and agree that, notwithstanding anything in Section 4.2(a)(i) hereof, (x) the Executive may own or hold, solely as passive investments, securities of Persons engaged in any business that would otherwise be included in Section 4.2(a)(i) as long as with respect to each such investment, the securities held by the Executive do not exceed five percent (5%) of the outstanding securities of such Person and, such securities are publicly traded and registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the parties agree that the Executive shall not be deemed to violate Section 4.2(a)(i) hereof solely by virtue of the ownership by the Sterling Affiliates or investment vehicles that are not Affiliates of the Executive or his immediate family of more than 5%, provided that the Executive’s indirect equity interest in the ultimate investment is less than 5% of the outstanding securities of that Person that would otherwise be included in Section 4.2(i); and (y) the Executive may serve on the board of directors (or other comparable position) or as an officer of any entity at the request of the Board; provided, however, that in the case of investments otherwise permitted under clause (x) above, the Executive shall not be permitted to, directly or indirectly, participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by the Executive in connection with such securities), or lend his name to, any such Person.

(b)    Section 4.2(a) shall not apply following termination of the Employment Period in the event Employment Period is not extended pursuant to Section 2.2(b) hereof.

4.3    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)    An “Affiliate” of any Person shall mean any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, “control” or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(b)    “Misappropriation”, or any form thereof, means:

(i)    the acquisition of any Trade Secret or Confidential or Proprietary Information by a Person who knows or has reason to know that the Trade Secret or Confidential or Proprietary Information was acquired by theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy, or espionage through electronic or other means (each, an “Improper Means”); or

(ii)    the disclosure or use of any Trade Secret or Confidential or Proprietary Information without the express consent of the Company by a Person who (x) used Improper Means to acquire knowledge of the Trade Secret or Confidential or Proprietary Information; or (y) at the time of disclosure or use, knew or had reason to know that his or her knowledge of the Trade Secret or Confidential or Proprietary Information was (i) derived from or through a Person who had utilized Improper Means to acquire it, (ii) acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use, or (iii) derived from or through a Person who owed a duty to the Company to maintain its secrecy or limit its use; or (z) before a material change of his or her position, knew or had reason to know that it was a Trade Secret or Confidential or Proprietary Information and that knowledge of it had been acquired by accident or mistake.

(c)    “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate,

trust, unincorporated organization, or government or other agency or political subdivision thereof, or any other legal or commercial entity.

(d)    “Restricted Period” shall mean for terminations or resignations under Sections 5.4, 5.5, and 5.6 the later of the first anniversary of the date of termination or the third anniversary of the Effective Date; provided, however, that the Restricted Period following termination or resignation under Sections 5.5 and 5.6 following a Change of Control shall be the first anniversary of the date of termination.

(e)    “Sterling Affiliate” means Sterling Capital, Ltd., an Illinois limited partnership, Sterling Venture Partners, LP, an Illinois limited partnership, Sterling Advisors, and any and all Affiliates of any of the foregoing.

(f)    “Trade Secrets or Confidential or Proprietary Information” shall mean:

(i)    any and all information, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic or otherwise), arrangements, pricing and other data (collectively, “Information”) that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy; or

(ii)    any and all other Information (i) unique to the Company which has a significant business purpose and is not known or generally available from sources outside of such Persons or typical of industry practice, or (ii) the disclosure of which would have a material adverse effect on the business of the Company.

4.4    Remedies. The Executive acknowledges and agrees that if the Executive breaches any of the provisions of Section 4 hereof, the Company may suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy, and that, in addition to all other remedies that the Company may have, the Company shall be entitled to seek injunctive relief, specific performance or any other form of equitable relief to remedy a breach or threatened breach of this Agreement (including, without limitation, any actual or threatened Misappropriation) by the Executive and to enforce the provisions of this Agreement. The Executive and the Company each agrees (i) to submit to the jurisdiction of any competent court where the Company or Executive may choose to seek equitable relief, (ii) to waive any and all defenses each may have on the grounds of lack of jurisdiction of such court; and (iii) that neither party shall be required to post any bond, undertaking, or other financial deposit or guarantee in seeking or obtaining such equitable relief. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies which the Company and/or the Executive may have at law or in equity.

4.5    Interpretation; Severability.

(a)    The Executive has carefully considered the possible effects on the Executive of the covenants not to compete, the confidentiality provisions, and the other obligations contained in this Agreement, and the Executive recognizes that the Company has made every effort to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s legitimate business interests.

(b)    The Executive acknowledges and agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary in order to protect the Company’s valid business interests. It is the intention of the parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law. If any covenant, provision, or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, scope or character of restrictions, or otherwise to be unenforceable, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable or otherwise enforceable (as the case may be), and such covenant, provision or agreement shall be enforced as modified. If the court having jurisdiction will not review the covenant, provision or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. The parties hereto agree that if a court having jurisdiction determines, despite the express intent of the parties hereto, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions and agreements herein shall be valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, the Company shall have any and all rights under applicable statutes or common law to enforce its rights with respect to any and all Trade Secrets or Confidential or Proprietary Information or unfair competition by the Executive.

5.    Termination.

5.1    General. The employment of the Executive hereunder (and the Employment Period) shall terminate as provided in Section 2, unless earlier terminated in accordance with the provisions of this Section 5.

5.2    Termination Upon Mutual Agreement. The Company and the Executive may, by mutual written agreement, terminate this Agreement and/or the employment of the Executive (and the Employment Period) at any time.

5.3    Death or Disability of the Executive.

(a) The employment of the Executive hereunder (and the Employment Period) shall terminate upon (i) the death of the Executive, and (ii) at the option of the Company, upon not less than fifteen (15) days’ prior written notice to the Executive or his personal representative or guardian, if the Executive suffers a “Total Disability” (as defined in Section 5.3(b) below). Upon termination for death or Total Disability, the Company shall pay to the Executive, guardian or personal representative, as the case may be, in addition to any insurance or disability benefits to which he may be entitled hereunder, all amounts of accrued but unpaid Base Salary and benefits through the date of such termination, including a bonus pursuant to Section 3.2(a) hereof that Executive would have been entitled to had he worked the full year during which death or Total Disability occurred. The bonus shall be payable in full within forty-

five days following the determination of the amount thereof and in accordance with the Company’s normal payroll practices and procedures.

(b)     For purposes of this Agreement, “Total Disability” shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), (ii) the written determination by a physician selected by the Company that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable substantially to perform, with or without reasonable accommodation, each of the material duties of the Executive required hereby, and that such disability has lasted for the immediately preceding ninety (90) days or one hundred twenty days (120) days during the immediately preceding year and is, as of the date of determination, reasonably expected to last an additional six (6) months or longer after the date of determination, in each case based upon medically available reliable information, or (iii) Executive’s qualifying for benefits under the Company’s long-term disability coverage, if any.

(c)     The date of any legal decree of incompetency or written opinion which is conclusive as to the Total Disability of the Executive shall be deemed the date on which such Total Disability occurred. Any leave on account of illness or temporary disability which is short of Total Disability shall not constitute a breach of this Agreement by the Executive, and in no event shall any party be entitled to terminate this Agreement for Cause due to any such leave. All physicians selected hereunder shall be board certified in the specialty most closely related to the nature of the disability alleged to exist. In conjunction with determining mental and/or physical disability for purposes of this Agreement, the Executive consents to any such examinations which are relevant to a determination of whether he is mentally and/or physically disabled, and which is required by the aforesaid Company physician, and to furnish such medical information as may be reasonably requested, and to waive any applicable physician patient privilege that may arise because of such examination.

5.4     Termination For Cause.

(a)     The Company may, upon action of the Board, terminate the employment of the Executive (and the Employment Period) at any time for “Cause” (as defined below).

(b)     For purposes of this Agreement, “Cause” means:

(i)     a material failure by the Executive to comply with any material obligation imposed by this Agreement (including, without limitation, any violation of Sections 4.1 or 4.2 hereof);

(ii)    gross negligence or willful malfeasance by the Executive in connection with the performance of his material duties under this Agreement that could, in the good faith judgment of the Board, (x) have a material adverse impact on the Company, or (y) result in the incarceration of any officer, director or employee of the Company;;

(iii)    the Executive’s being convicted of, or pleading guilty or nolo contendere to, or subject to Section 5.4(c) below, being indicted for, any felony;

(iv) theft, embezzlement, or fraud by the Executive in connection with the performance of his duties hereunder;

(v) the abuse by the Executive of drugs or alcohol, or conduct by the Executive involving moral turpitude, that could, in the good faith judgment of the Company Board, have a material adverse impact on the Company;

(vi) subject to Section 5.4(c) below, the Executive’s removal from office or termination of employment by requirement of any governmental authority having jurisdiction over the Company;

(vii) the Executive’s engaging in any activity that gives rise to a material conflict of interest with the Company that shall not be cured following ten (10) days’ written notice and a demand to cure such conflict; or

(viii) subject to Section 5.4(c) below, the misappropriation by the Executive of any material business opportunity of the Company, provided, however, that solely for purposes of this Section 5.4(b)(viii) (x) the Executive shall not be deemed to have misappropriated a material business opportunity of the Company by virtue of any action taken by a Sterling Affiliate unless the Executive knows of such action before the date it occurs (or, if earlier, before the date of a binding commitment to complete such action) and the Executive fails to disclose such action to the Company, and (y) the Executive shall not be deemed to have misappropriated a material business opportunity of the Company by virtue of any action taken by an investment vehicle (that is not an Affiliate of the Executive or his immediate family) in which the Executive owns an interest, unless the Executive knows of such action before the date it occurs (or, if earlier, before the date of a binding commitment to complete such action), the disclosure of such action would not violate any confidentiality or non-disclosure agreement or provision to which the Executive is subject, and the Executive fails to disclose such action to the Company.

(c) With respect to the Executive’s being indicted for a crime under Section 5.4(b)(iii), his removal under Section 5.4(b)(vi), or his being accused of misappropriation under Section 5.4(b)(viii), in addition to satisfying the requirements of Section 5.4(d), and subject to Section 5.7(d), the Company must treat the Executive under Section 5.7(a) or (b), as applicable, as though he has been terminated without Cause unless and until, a Final Determination is made, and shall hold the payments pursuant to Section 5.7(a)(i) and (ii) or 5.7(b)(i) and (ii) in escrow until such time as a Final Determination is made. In addition, the Company must treat any non-vested options held by the Executive and any Options Transferee (to the extent originating with this Agreement) in accordance with Section 5.7(c), and shall hold any non-vested options in escrow until such time as a Final Determination is made. During the time the non-vested options are held in escrow, the Executive may not exercise such option. If the Final Determination is that the Company had Cause for termination under the referenced sections, the Executive shall forfeit and hereby agrees to forfeit his right to any of the amounts or non-vested options held in escrow other than such amounts owed to Executive under Section 5.8, if any. If the Final Determination is that the Company did not have Cause for termination under the referenced sections, the Company shall release to the Executive the amounts plus commercially reasonable interest and the non-vested options held in escrow and shall extend the

Executive’s right to exercise such options held in escrow so that the Executive may exercise such options until the later of (i) 90 days after a Final Determination is made, or (ii) the last date the options would otherwise be exercisable. For purposes of this Section 5.4(c), a “Final Determination” shall mean with respect to (i) the Executive’s being indicted for a crime under Section 5.4(b)(iii), the Executive has been found not guilty by a court of final adjudication or the indictment has been dismissed or the Executive has pled guilty or nolo contendere to such crime or to a lesser crime in connection with such indictment, (provided that only a conviction of, or guilty or nolo contendere plea to, a felony shall be “Cause”) or (ii) the Executive’s removal under Section 5.4(b)(vi) or the Executive being accused of misappropriation under Section 5.4(b)(viii), a final determination by an arbitrator as to whether the Company had Cause for the termination referenced herein.

(d) Before the Company may terminate the Executive for Cause pursuant to Section 5.4(a) above, the Board shall deliver to the Executive a written notice of the Company’s intent to terminate the Executive for Cause, including the reasons for such termination, the giving of which shall have been authorized by a vote the Board; and the Executive shall have been given a reasonable opportunity to cure any such acts or omissions (which are susceptible of cure as reasonably determined by the Board) within thirty (30) days after the Executive’s receipt of such notice. The Company intends that “Cause” must be based only on material matters and not on matters of minor importance. The Board’s delay in providing such notice shall not be deemed to be a waiver of any such Cause unless and until the Board fails to provide such notice within sixty (60) days after a majority of the Board first becomes aware of the occurrence of the event triggering such Cause, nor does the failure to terminate for one Cause prevent any later Cause termination for a similar or different reason.

5.5 Resignation For Good Reason or Termination without Cause.

(a) The Executive may resign, and thereby terminate his employment (and the Employment Period), at any time for “Good Reason” (as defined below), upon not less than thirty (30) days’ prior written notice (reduced to five days’ notice for failure to pay Base Salary) to the Company specifying in reasonable detail the reason therefor; provided, however, that the Company shall have been given a reasonable opportunity to cure any such Good Reason (which are susceptible of cure) within thirty (30) days after the Company’s receipt of such notice. The Executive’s delay in providing such notice shall not be deemed to be a waiver of any such Good Reason unless and until the Executive fails to provide such notice within sixty (60) days after the Executive first becomes aware of the occurrence of the event triggering such Good Reason, nor does the failure to resign for one Good Reason prevent any later Good Reason resignation for a similar or different reason.

(b) For purposes of this Agreement, “Good Reason” means, without the Executive’s prior written consent:

(i) a material failure by the Company to comply with any material obligation imposed by this Agreement;

(ii) the Executive is demoted from the position of Chief Executive Officer of the Company (but not if the Executive is removed from the position of

Chief Executive Officer of Holdings for any reason), or the Executive’s duties and responsibilities with respect to the Company (but not with respect to Holdings) are materially and substantially diminished as a whole;

(iii) any reduction in the Executive’s Base Salary;

(iv) the removal or failure to re-elect the Executive as a member of the Board or the Holdings Board, other than as a result of the Executive’s voluntary resignation or choice not to stand for reelection or reappointment;

(v) the Company’s requiring the Executive to be based (excluding regular travel responsibilities) at any office or location more than 25 miles from the principal office of the Company on the Effective Date; or

(vi) a Change of Control of Holdings or the Company, followed by any assignment to the Executive of any duties inconsistent in any material respect with the provisions of this Agreement relating to his position (including, without limitation, his status, office, title, or reporting relationship), authority, control, duties, or responsibilities.

Notwithstanding anything herein to the contrary, in no event shall (A) any action otherwise meeting the definition of Good Reason under clauses (i) through (vi) above taken by the Company for Cause, or (B) the removal of the Executive as Chairman of the Board or Chairman of the Holdings Board for any reason constitute, or be deemed to constitute, grounds for Good Reason termination hereunder.

(c) The Company may terminate Executive’s employment without Cause and thereby terminate Executive’s employment (and the Employment Period) under this Agreement at any time upon not less than thirty (30) days’ prior written notice.

5.6 Resignation other than for Good Reason. The Executive may resign and thereby terminate his employment (and the Employment Period) under this Agreement at any time upon not less than thirty (30) days’ prior written notice.

5.7 Payments Upon Termination Without Cause or Resignation for Good Reason.

(a) In the event the Executive’s employment is terminated prior to the third anniversary of the Effective Date (i) by the Company without “Cause,” or (ii) by the Executive for “Good Reason,” then the following provisions shall apply:

(i) The Company shall continue to pay the Executive the Base Salary to which the Executive would have been entitled pursuant to Section 3.1 hereof (at the Base Salary rate during the year of termination) had the Executive remained in the employ of the Company, until the later of the first anniversary of the date of termination or the third anniversary of the Effective Date (the “Termination Payment Period”), with all such amounts payable in accordance with the Company’s payroll system in the same manner and at the same time as though the Executive remained employed by the Company.

(ii) The Company shall pay to the Executive the bonus pursuant to Section 3.2(a) hereof that the Executive would have been entitled to had he worked the full year during which the termination occurred. The bonus shall be payable in full within forty-five days following the determination of the amount thereof and in accordance with the Company’s normal payroll practices and procedures.

(iii) Unless prohibited by law or, with respect to any insured benefit, the terms of the applicable insurance contract, the Executive shall continue to participate in, and be covered under, the Company’s group life, disability, sickness, accident and health insurance programs on the same basis as other executives of the Company through the first to occur of (x) the first anniversary of the Executive’s termination, or (y) the end of the Termination Payment Period. In addition, the Company shall continue to provide the Executive with the insurance described in Section 3.4(b) of this Agreement during such period.

(b) In the event the Executive’s employment is terminated following the third anniversary of the Effective Date (i) by the Company without “Cause,” or (ii) by the Executive for “Good Reason,” then the following provisions shall apply:

(i) The Company shall continue to pay the Executive the Base Salary to which the Executive would have been entitled pursuant to Section 3.1 hereof (at the Base Salary rate during the year of termination) had the Executive remained in the employ of the Company, until the later of the first anniversary of the date of termination or the expiration of the Employment Period without giving effect to any further extensions pursuant to Section 2.2 hereof, with all such amounts payable in accordance with the Company’s payroll system in the same manner and at the same time as though the Executive remained employed by the Company.

(ii) The Company shall pay to the Executive the bonus pursuant to Section 3.2(a) hereof that the Executive would have been entitled to had he worked the full year during which the termination occurred. The bonus shall be payable in full within forty-five days following the determination of the amount thereof and in accordance with the Company’s normal payroll practices and procedures.

(iii) Unless prohibited by law or, with respect to any insured benefit, the terms of the applicable insurance contract, the Executive shall continue to participate in, and be covered under, the Company’s group life, disability, sickness, accident and health insurance programs on the same basis as other executives of the Company through the the first anniversary of the Executive’s termination. In addition, the Company shall continue to provide Executive with the insurance described in Section 3.4(b) of this Agreement during such period.

(c) In the event Executive’s employment ends under either Section 5.7(a) or (b) but not as a result of Section 5.5(b)(vi), the Option shall automatically vest and be exercisable as to the greater of the then vested shares or 1,150,000 shares, effective as of the day immediately preceding the Executive’s termination date, and, the Option shall remain outstanding and exercisable for the longer of two (2) years from the date of termination (six (6) months in the event such termination of employment occurs at any time following an IPO) or the duration provided in the Plan and/or the applicable option agreement, but in no event shall such Option be exercisable following the expiration date. In the event Executive’s employment ends under Section 5.5(b)(vi), the Option shall vest and be exercisable in accordance with Section 3.5.

(d) The Executive agrees to release the Company and its respective Affiliates, officers, directors, stockholders, employees, agents, representatives, and successors from and against any and all claims that the Executive may have against any such person relating to the Executive’s employment by the Company and the termination thereof, such release to be in form and substance reasonably satisfactory to the Company; provided, however, that (i) in lieu of accepting any payments or other benefits under Section 5.7, the Executive may decline to sign the release and preserve any rights to sue, and (ii) the release does not cover any claims the Executive may have to or about equity interests or with respect to his equity ownership in Holdings and/or the Company that were not granted or purchased in connection with his employment hereunder. The parties intend for the release to cover any claims the Executive may have to or about equity interests or with respect to his equity ownership in Holdings or the Company that the Executive was granted pursuant to Section 3.5 or any employee benefit plan or arrangement of Holdings or the Company.

5.8 Payments Upon Termination for Cause or Resignation Without Good Reason.

(a) In the event the Executive’s employment is terminated by the Company for “Cause,” or (ii) by the Executive without “Good Reason,” the Executive shall be entitled to receive all amounts of accrued but unpaid Base Salary and benefits through the date of such termination, but all other rights of the Executive (and all obligations of the Company) hereunder shall terminate as of the date of such termination, other than with respect to equity compensation as to which there will be no further vesting (but vested options will remain exercisable).

5.9 Change of Control. “Change of Control” means the occurrence of any one or more of the following events:

(a) any merger or consolidation of Holdings or the Company with or into any Person in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, regardless of whether applicable), becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of the equity interests of Holdings or the Company, as applicable, normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities;

(b) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of Holdings or the Company, in one transaction or a series of related transactions;

(c) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, regardless of whether applicable), other than Holdings or the Company or any of their respective Affiliates, becomes the “beneficial owner,”

directly or indirectly, of more than 50% of the total voting power in the aggregate of the equity interests of Holdings or the Company then outstanding normally entitled to vote in elections of members of the Board or the Holdings Board, as applicable; or

(d) Holdings or the Company dissolves or adopts a plan of complete liquidation.

6. Miscellaneous

6.1 ARBITRATION. SUBJECT TO THE RIGHTS UNDER SECTION 4.4 TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF AS SPECIFIED IN THIS AGREEMENT, ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, THE NATURE OF THE EXECUTIVE’S TERMINATION OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) SHALL BE RESOLVED IN ACCORDANCE WITH THE PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION, PROVIDED, HOWEVER, THAT THE PARTIES AGREE THAT ANY ARBITRATOR OR ARBITRATORS SELECTED OR APPOINTED TO HEAR THE ARBITRATION SHALL BE EITHER A RETIRED JUDGE OF THE CIRCUIT OR APPELLATE COURTS OF MARYLAND OR A PRACTICING ATTORNEY WITH AT LEAST FIFTEEN (15) YEARS OF EXPERIENCE IN MATTERS REASONABLY RELATED TO THE ISSUE OR ISSUES IN DISPUTE. ANY RESULTING HEARING SHALL BE HELD IN THE BALTIMORE, MARYLAND AREA. THE RESOLUTION OF ANY DISPUTE ACHIEVED THROUGH SUCH ARBITRATION SHALL BE BINDING AND ENFORCEABLE BY A COURT OF COMPETENT JURISDICTION. COSTS AND FEES INCURRED IN CONNECTION WITH SUCH ARBITRATION SHALL BE BORNE BY THE PARTIES AS DETERMINED BY THE ARBITRATION.

6.2 Entire Agreement; Waiver. This Agreement contains the entire agreement between the Executive and the Company with respect to the subject matter hereof, and supersede any and all prior understandings or agreements, whether written or oral. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith. No delay on the part of any party to this Agreement in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.

6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflict of laws.

6.4 Successors and Assigns; Binding Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns. This Agreement is a personal contract, and, except as specifically set forth herein, the rights and interests of the Executive herein may not be sold, transferred, assigned, pledged or hypothecated by any party without the prior written consent of the others. As used herein, the term “successor” as it relates to the Company, shall include, but not be limited to, any successor by way of merger, consolidation, or sale of all or substantially all of such Person’s assets or equity interests.

6.5 No Mitigation. In the event the Executive’s employment is terminated (i) by the Company without Cause, or (ii) by the Executive for any reason, then the Company waives, releases and remises (x) any obligation or duty under applicable law on the part of the Executive to seek or obtain other engagements or employment or to otherwise mitigate any damages to which the Executive may be entitled to by reason of any termination of this Agreement; and (y) any right in or claim to any remuneration or compensation received by the Executive pursuant to any engagements or employment subsequent to the termination of this Agreement.

6.6 Representation by Counsel. Each of the parties hereto acknowledges that (i) it or he has read this Agreement in its entirety and understands all of its terms and conditions, (ii) it or he has had the opportunity to consult with any individuals of its or his choice regarding its or his agreement to the provisions contained herein, including legal counsel of its or his choice, and any decision not to was his or its alone, and (iii) it or he is entering into this Agreement of its or his own free will, without coercion from any source.

6.7 Interpretation. The parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that he, it, or his or its counsel was the drafter thereof.

6.8 Survival. The provisions of Sections 4, 5.7, 5.8 and 6 hereof shall survive the termination of this Agreement.

6.9 Notices. All notices and communications hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by facsimile or telecopy, or by postage prepaid by registered or certified mail, return receipt requested, or by other delivery service which provides evidence of delivery, as follows:

If to the Company, to:

Educate Operating Company, LLC

1001 Fleet Street, 9th Floor

Baltimore, MD 21202

Attn: Board of Directors

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071-3144

Attention: Jeffrey Cohen, Esq.

Telephone: (213) 687-5000

Facsimile: (213) 687-5600

If to the Executive, to:

R. Christopher Hoehn-Saric

c/o Educate Operating Company, LLC

1001 Fleet Street, 9th Floor

Baltimore, MD 21202

or to such other address as one party may provide in writing to the other party from time to time.

6.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

6.11 Captions. Paragraph headings are for convenience only and shall not be considered a part of this Agreement.

6.12 No Third Party Beneficiary Rights. Except as otherwise provided in this Agreement, no entity shall have any right to enforce any provision of this Agreement, even if indirectly benefited by it.

6.13 Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under Federal, state or local law and any additional withholding to which Executive has agreed.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, intending it as a document under seal, as of the date first above written.

WITNESS/ ATTEST:		EDUCATE OPERATING COMPANY, LLC

/s/	By:	/s/	(SEAL)
Name: Title:
EXECUTIVE

/s/		/s/ R. Christopher Hoehn-Saric	(SEAL)
R. Christopher Hoehn-Saric

THE UNDERSIGNED has duly executed this Agreement, intending it as a document under seal, as of the date first above written, solely for purposes of Sections 1.1, 1.2, 3.4(e) and 3.5 hereof.

WITNESS/ ATTEST:		EDUCATE, INC.

/s/	By:	/s/	(SEAL)
Name: Title:

Schedule 1.2

Sterling Capital Partners

Sterling Venture Partners

Sylvan Learning Systems

Marvelous Markets Inc.

National Technological University, Inc.

Schedule 3.2

The Company’s “EBITDA” goal for the 2003 calendar year shall be equal to Forty Million Three Hundred Thousand Dollars ($40,300,000), as appropriately adjusted from time to time by the Board in its sole discretion in the event of any acquisition, disposition or other extraordinary transaction or event affecting the Company. “EBITDA” means as to any measurement period, shall have the meaning set forth in the Credit Agreement by and among the Company, Holdings, J.P. Morgan Securities Inc. and JPMorgan Chase Bank.